Exhibit 99.1

Delaware Awards eGovernment Services Contract to NIC Inc.

Delaware becomes the latest state to sign a portal management agreement with NIC

DOVER, Del.--(BUSINESS WIRE)--September 27, 2011--NIC Inc., (NASDAQ: EGOV) the premier provider of eGovernment services, today announces that Delaware becomes the latest state to contract with the company for eGovernment services.

The agreement was recently finalized securing the primary funding source for the contract, which concludes the process that began with a competitive bid. The State of Delaware awarded Delaware Interactive, LLC, a Dover-based subsidiary of NIC, a three-year contract with three one-year renewals that will run through September 2017.

“We are excited to open our Dover office and begin hiring in Delaware to complement the experienced NIC team we have in place,” said Harry Herington, NIC CEO and Chairman of the Board. “We appreciate the confidence the state of Delaware has placed in us, and look forward to delivering a wide range of online services to its citizens and businesses.”

Delaware Interactive will focus on accelerating the number of online services available to Delaware citizens and businesses through the state’s official portal, delaware.gov. Under the contract terms, the state will pay Delaware Interactive an annual portal management fee. Delaware Interactive will also work with state agencies to develop new online services under the self-funded, transaction-based model, saving taxpayer dollars.

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government portals, online services, and secure payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. NIC provides eGovernment solutions for more than 3,000 federal, state, and local agencies in the United States. Additional information is available at http://www.egov.com.

CONTACT:
NIC
Angela Skinner, 913-754-7054
Director of Communications
askinner@nicusa.com